Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 2008 FIRST QUARTER LOSS

IRVINE, CALIFORNIA, May 12, 2008, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s unaudited 2008 first quarter operating results.

2008 First Quarter Financial and Operating Highlights From Continuing and Discontinued Operations:

•	Cash flows from operating activities of $228.9 million;

•	Homebuilding cash on balance sheet of $328.8 million compared to $219.1 million at Dec. 31, 2007;

•	Homebuilding debt reduction of $22.0 million during the quarter;

•	Loss per share of $3.34 vs. loss per share of $0.63 last year;

•	Net loss of $216.4 million compared to a net loss of $40.8 million last year;

•	Loss per share of $0.23, excluding after-tax impairment and tax valuation allowance charges totaling $3.11 per share**; and

•

$192.3 million of pretax charges related to inventory and joint venture impairments and land deposit write-offs and an $83.7 million noncash charge related to a valuation allowance for the Company’s deferred tax asset.

2008 First Quarter Financial and Operations Highlights From Continuing Operations Resulted in the Following:

•	Homebuilding revenues of $348.2 million vs. $651.1 million last year;

•	New home deliveries of 1,036*, down 38% from 1,679* last year;

•	1,245* net new home orders, down 30% from 1,781* last year;

•	Cancellation rate of 24%*, flat as compared to the prior year period and down from 37% for the 2007 fourth quarter;

•	23% reduction in completed and unsold sold homes from 695* homes at December 31, 2007 to 537* homes; and

•	Quarter-end backlog of 1,488* homes, valued at $505.6 million compared to 2,545* homes valued at $950.9 million a year ago.

The net loss for the quarter ended March 31, 2008 was $216.4 million, or $3.34 per share, compared to a net loss of $40.8 million, or $0.63 per share, in the year earlier period. Homebuilding revenues from continuing operations for the 2008 first quarter were $348.2 million versus $651.1 million last year. The Company’s results for the 2008 first quarter included pretax impairment charges of $192.3 million, or $117.9 million or $1.82 per share after tax. The impairment charges are a result of challenging homebuilding market conditions, including the increased use of sales incentives and the further erosion of home prices. The impairment charges consisted of: $140.7 million related to ongoing consolidated real estate inventories; $29.3 million related to land sold or held for sale; $20.1 million related to the Company’s share of joint venture inventory impairment charges; and $2.3 million related to land deposit and capitalized preacquisition cost write-offs for abandoned projects. In addition, the first quarter operating results also included a noncash charge of $83.7 million, or $1.29 per share, related to an increase in the Company’s deferred tax asset valuation allowance that was recorded in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Excluding these charges, the Company generated a loss of $14.8 million; or $0.23 per share.**

“In the first quarter, the Company’s management team pursued, with a heightened sense of urgency, initiatives to reduce inventories, carefully manage cash and reduce debt,” said Jeffrey V. Peterson, who in March 2008 was named Chairman, CEO and President of Standard Pacific Corp. “The Company continued to make progress with these initiatives in the first quarter, increasing our cash position and improving net new home orders and quarter-end backlog from year end. We also paid down $22.5 million of the Company’s notes and $127 million of joint-venture debt.”

Mr. Peterson said, “The impairments reflect the general decline in the housing market. Although they do not materially change our cash position, we are mindful of their impact on the Company’s debt covenants. We have reached a preliminary agreement with our bank group to extend the waiver to our covenants associated with our bank facilities until August 14, 2008. Going forward, our priorities are to continue aggressively reducing expenses and overhead; preserving cash by carefully managing starts, development costs and land purchases; and focusing on sales and delivering quality homes to our customers.”

Cash Generation and Debt Reduction Results

Standard Pacific ended the 2008 first quarter with $328.8 million of homebuilding cash on its balance sheet, a $109.7 million increase from the 2007 year end balance. In addition, the Company reduced its aggregate homebuilding debt balance by $22 million during the 2008 first quarter, primarily through the early retirement of $22.5 million of its 6 1/2% Senior Notes due October 1, 2008 through open market purchases, bringing the total amount of open market purchases of these notes to $46.5 million.

Inventory Reduction

As a result of the continued focus on inventory reduction initiatives, Standard Pacific’s owned or controlled lot position stood at approximately 32,602 lots (including discontinued operations) at March 31, 2008, a 43% reduction from the year ago level and a 56% decrease from the peak lot count at Dec. 31, 2005.

Joint Venture Update

The Company continued to make progress with respect to its homebuilding and land development joint ventures during the 2008 first quarter as demonstrated by the $127 million reduction in the Company’s joint venture debt to $644 million. In addition, the Company made a $15.7 million loan remargin payment during the quarter related to one joint venture. The Company continues to evaluate its homebuilding joint ventures and may find it necessary to exit additional joint ventures, which may be accomplished by acquiring its partner’s interest, disposing of its interest or other means.

Credit Facilities

The Company was not in compliance with the consolidated tangible net worth and leverage covenants contained in its revolving credit facility, $100 million Term Loan A and $225 million Term Loan B (collectively the “Credit Facilities”) as of March 31, 2008. During March 2008, the Company reached an agreement with its bank group to extend the bank group’s previous waiver of any default arising from its noncompliance with the financial covenants contained in the Credit Facilities to May 14, 2008. As part of the extension, the Company agreed to reduce the revolving credit facility commitment from $900 million to $700 million. On May 9, 2008, the Company obtained the preliminary consent of its bank group, subject to the group’s receipt, review and execution of final documentation, to further extend the waiver until August 14, 2008 and to expand the waiver’s scope (the “Proposed Waiver Extension”). If completed, the Proposed Waiver Extension will expand the scope of the existing waiver to include, among other things, a broader waiver of defaults arising from non-compliance with financial covenants and a suspension of the application of the borrowing base, certain representations required to be made in connection with requests for additional borrowings, and a cross-default provision regarding defaults of other agreements between the Company and members of the bank group. In exchange for the extension and expanded scope, the Company will agree to collateralize new advances made under the revolving credit facility, reduce the revolving credit facility commitment from $700 million to $500 million and not borrow under the facility when our cash on hand exceeds $300 million. While the Company expects that this waiver extension will be completed on or prior to May 14, 2008, there can be no assurance in this regard.

Senior and Senior Subordinated Public Notes

In addition to the Credit Facilities discussed above, the Company had $1,302.3 million of senior and senior subordinated notes outstanding (the “Notes”) as of March 31, 2008. The Notes generally contain certain restrictive covenants, including a limitation on additional indebtedness and a limitation on restricted payments. Under the limitation on additional indebtedness, the Company is permitted to incur specified categories of indebtedness but is prohibited, aside from those exceptions, from incurring further indebtedness if it does not satisfy either a leverage condition or an interest coverage condition. As of March 31, 2008, the Company no longer satisfied either condition and as a result the Company’s ability to incur further indebtedness is currently limited. Exceptions to this limitation include new borrowings of up to $550 million (or $450 million if the Company’s leverage becomes 2.5 to 1 or higher) under bank credit facilities (including the Company’s revolving credit facility), subject to available borrowing sources, and indebtedness incurred for the purpose of refinancing or repaying existing indebtedness. Assuming that the Company’s bank group approves the Proposed Waiver Extension, the Company believes that these exceptions and its cash balance of $328.8 million at March 31, 2008 provide it with substantial resources and alternatives to fund its short-term cash needs.

Under the limitation on restricted payments covenant contained in the Notes, the Company generally is prohibited from making restricted payments unless it satisfies certain conditions, including having the ability to incur further indebtedness under the leverage and/or interest coverage conditions of the additional indebtedness covenant and having availability under its restricted payments basket. Because the Company no longer satisfies either of such conditions for incurring further indebtedness under the indebtedness covenant and, as of March 31, 2008, has no restricted payments basket capacity under the provisions of its most restrictive issuance of Notes, the Company is currently prohibited from making restricted payments. Investments in joint ventures (and other restricted payments) may continue to be made, however, from funds held in the Company’s unrestricted subsidiaries. Based on current estimated funding requirements, and assuming that the Company is successful in unwinding the joint ventures that it has targeted for termination and in extending certain joint venture loan maturities, the Company believes that the funds in its unrestricted subsidiaries are sufficient to fund its joint venture investment obligations for the foreseeable future. The Company’s joint venture remargin obligations (which are a form of restricted payment) are cross-defaulted to its revolving credit facility to the extent the lenders in the Company’s joint ventures are also lenders under the revolving credit facility. This cross-default provision would be waived for the period of the Proposed Waiver Extension if this extension is obtained.

To provide the Company with a greater ability and flexibility to respond to unanticipated joint venture capital needs, it is currently evaluating and exploring a number of alternatives for reducing its joint venture investment obligations and enhancing its ability to make restricted payments. These alternatives include: (i) modifying joint venture cash flows to reduce peak capital requirements, (ii) accelerating land purchases from land development joint ventures to reduce joint venture capital requirements, (iii) exiting joint ventures by buying out a partner’s interest or selling our interest, (iv) increasing joint venture distributions, (v) obtaining noteholder consent to modify the restricted payments covenant in one or more series of Notes and (vi) raising equity, whether through debt for equity exchanges, the issuance of equity for cash or other means, any of which could potentially increase the restricted payments basket and potentially allow the Company to meet the leverage condition of the Notes debt incurrence test.

Homebuilding Operations

	Three Months Ended March 31,
	2008	2007	% Change
	(Dollars in thousands)
Homebuilding revenues:
California	$161,950	$284,110	(43%)
Southwest (1)	109,896	226,106	(51%)
Southeast	76,397	140,874	(46%)

Total homebuilding revenues	$348,243	$651,090	(47%)

Homebuilding pretax loss:
California	$(177,185)	$(24,285)	630%
Southwest (1)	(10,853)	631	(1,820%)
Southeast	(18,972)	(6,755)	181%
Corporate	(9,613)	(2,095)	359%

Total homebuilding pretax loss	$(216,623)	$(32,504)	566%

Homebuilding pretax impairment charges:
California	$165,348	$51,669	220%
Southwest (1)	11,455	20,356	(44%)
Southeast	15,542	23,708	(34%)

Total homebuilding pretax impairment charges	$192,345	$95,733	101%

(1)	Excludes the Company’s San Antonio and Tucson divisions, which are classified as discontinued operations.

The Company generated a homebuilding pretax loss from continuing operations for the 2008 first quarter of $216.6 million compared to a pretax loss of $32.5 million in the year earlier period. The increase in pretax loss was driven by $192.3 million in pretax impairment charges, a 47% decrease in homebuilding revenues to $348.2 million and a $2.7 million decrease in other income (expense), which was partially offset by a $14.6 million decrease in the Company’s absolute level of selling, general and administrative (“SG&A”) expenses and an $18.6 million decrease in joint venture loss (to a loss of $20.6 million). The Company’s homebuilding operations for the 2008 first quarter included the following pretax charges from continuing operations: a $170.0 million inventory impairment charge including $29.3 million for land sold or held for sale; a $20.1 million charge related to the Company’s share of joint venture inventory impairments; and a $2.3 million charge related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects. The inventory impairment charges were included in cost of sales while the land deposit and capitalized preacquisition cost write-offs were included in other income (expense).

The 47% decrease in homebuilding revenues for the 2008 first quarter was primarily attributable to a 38% decrease in new home deliveries (exclusive of joint ventures), a 12% decrease in the Company’s consolidated average home price to $334,000 and, to a lesser extent, a $14.0 million year-over-year decrease in land sale revenues.

	Three Months Ended March 31,
	2008	2007	% Change
New homes delivered:
Southern California	161	276	(42%)
Northern California	143	157	(9%)

Total California	304	433	(30%)

Arizona (1)	155	381	(59%)
Texas (1)	179	242	(26%)
Colorado	46	77	(40%)
Nevada	21	5	320%

Total Southwest	401	705	(43%)

Florida	202	358	(44%)
Carolinas	129	183	(30%)

Total Southeast	331	541	(39%)

Consolidated total	1,036	1,679	(38%)

Unconsolidated joint ventures:
Southern California	77	58	33%
Northern California	22	23	(4%)
Illinois	—	12	(100%)

Total unconsolidated joint ventures	99	93	6%

Discontinued operations	87	193	(55%)

Total (including joint ventures)	1,222	1,965	(38%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

New home deliveries (exclusive of joint ventures and discontinued operations) decreased 38% during the 2008 first quarter as compared to the prior year period. Deliveries were off in substantially all of the markets in which we operate, reflecting the continued slowdown in order activity, a decrease in our backlog levels and weaker housing demand experienced in most of our markets. Deliveries in Nevada, although up modestly year-over-year on a per unit basis due to the start-up nature of the operation in 2007, continued to reflect weak housing market conditions.

	Three Months Ended March 31,
	2008	2007	% Change
Average selling prices of homes delivered:
Southern California	$629,000	$702,000	(10%)
Northern California	425,000	575,000	(26%)

Total California	533,000	656,000	(19%)

Arizona (1)	246,000	320,000	(23%)
Texas (1)	267,000	247,000	8%
Colorado	334,000	351,000	(5%)
Nevada	305,000	427,000	(29%)

Total Southwest	268,000	299,000	(10%)

Florida	213,000	279,000	(24%)
Carolinas	258,000	217,000	19%

Total Southeast	231,000	258,000	(10%)

Consolidated (excluding joint ventures)	334,000	378,000	(12%)
Unconsolidated joint ventures	481,000	517,000	(7%)

Total continuing operations (including joint ventures)	$347,000	$385,000	(10%)

Discontinued operations (including joint ventures)	$164,000	$208,000	(21%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

During the 2008 first quarter, the Company’s consolidated average home price from continuing operations (excluding joint ventures) decreased 12% to $334,000 compared to the year earlier period. The overall decrease was due primarily to the level of incentives and discounts and price cutting required to sell homes in most of our markets, offset in part from changes in the Company’s geographic mix, whereby a greater percentage of homes were delivered from the higher priced California markets.

The Company’s average home price in California for the 2008 first quarter decreased 19% from the year earlier period driven by the increased use of incentives and discounts and the following regional changes. In Southern California, our average home price was off 10% compared to the prior year period primarily due to increased incentives, discounts and price cuts required to generate sales combined with an increase in deliveries in the 2008 first quarter from our more affordable Bakersfield operation. The magnitude of the decrease in average home price in this region was offset in part by the meaningful reduction in deliveries during the 2008 first quarter from our Inland Empire division, which generally offers more affordable housing and also experienced severe price erosion during the 2008 first quarter as compared to the prior year period. The decrease in average price in the Southern California region was partially offset by a higher proportion of deliveries generated from the Company’s Orange County division, which generally delivers more expensive homes. In Northern California, the average home price was down 26% as a result of the increased level of incentives, discounts and price cuts used to sell homes combined with a greater distribution of deliveries generated from our more affordable Sacramento and Central Valley operations during the 2008 first quarter.

In the Southwest, the Company’s average home price was off 10% from the year earlier period. The Company’s average price in Arizona decreased 23% year-over-year reflecting the extremely competitive Phoenix market and the increased use of incentives and price cuts utilized to generate sales. In Texas, the average price increased 8% as compared to the year earlier period due primarily to a shift in product mix. In Nevada, the average home price was down 29% from the year earlier period as a result of the increased level of incentives, discounts and price cuts required to sell homes.

The Company’s average home price in the Southeast for the 2008 first quarter declined 10% from the year earlier period. In Florida, the average sales price was down 24% from the year ago period and primarily reflected the increase in the level of incentives and discounts and price cuts used to sell homes across all of the Company’s Florida markets, and to a lesser degree, a geographic and product mix shift within the state. The Company’s average price was up 19% in the Carolinas from the 2007 first quarter which primarily reflected a change in product mix towards larger, more expensive homes.

Homebuilding Gross Margin Percentage

The Company’s 2008 first quarter homebuilding gross margin percentage from continuing operations (including land sales) was down year-over-year to a negative 33.6% from a positive 15.0% in the prior year period. The 2008 first quarter gross margin reflected a $170.0 million pretax inventory impairment charge related to 35 projects, of which $140.7 million related to ongoing projects while $29.3 million related to land or lots that have been or are intended to be sold to third parties. These impairments related primarily to projects located in California, and to a lesser degree, in Florida, Nevada, the Carolinas and Arizona. Our gross margin from home sales from continuing operations was negative $87.9 million, or negative 25.4%, for the 2008 first quarter versus $137.3 million, or 21.6%, for the year earlier period. Excluding the housing inventory impairment charges from continuing operations, the Company’s 2008 first quarter gross margin percentage from home sales would have been 15.2% versus 23.5% in 2007.** The 830 basis point decrease in the year-over-year as adjusted gross margin percentage was driven primarily by lower gross margins in California, Arizona and Florida, and to a lesser extent, the Carolinas. The lower gross margins in these markets were driven by increased incentives and discounts resulting from weaker demand, decreased affordability, more limited availability of mortgage credit, and an increased level of new and existing homes available for sale in the marketplace. These factors have created a much more competitive market for new homes, which has continued to put downward pressure on home prices. Until market conditions stabilize, the Company may continue to incur additional inventory impairment charges.

SG&A Expenses

The Company’s SG&A expense rate from continuing operations (including corporate G&A) for the 2008 first quarter increased 840 basis points to 22.8% of homebuilding revenues compared to 14.4% for the same period last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due primarily to a lower level of revenues to spread a fixed level of costs over as well as due to a higher level of sales and marketing costs as a percentage of revenues as a result of the Company’s focus on generating sales in these challenging market conditions. These increases as a percentage of homebuilding revenue were partially offset by a reduction in personnel costs, as a result of reductions in headcount designed to better align our overhead with the weaker housing market as well as due to a reduction in the level of the Company’s profit-based incentive compensation expense.

Homebuilding Joint Ventures

The Company recognized a $20.6 million loss from unconsolidated joint ventures during the 2008 first quarter compared to loss of $39.2 million in the year earlier period. The loss in the 2008 first quarter reflected a $20.1 million pretax charge related to the Company’s share of joint venture inventory impairments related to 8 projects located primarily in California and, to a small degree, in Illinois. Excluding the impairment charges, the Company incurred a joint venture loss of approximately $513,000** for the 2008 first quarter, of which approximately $1.8 million of income was generated from land development activity while a loss of approximately $2.3 million was generated from new home deliveries due to the increased use of sales incentives resulting in price erosion. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 99 new homes in the 2008 first quarter versus 93 in the prior year period.

Other Income (Expense)

Included in other income (expense) for the three months ended March 31, 2008 are pretax charges of approximately $2.3 million related to the write-off of option deposits and capitalized preacquisition costs for abandoned projects. These charges were partially offset by a $1.1 million gain related to the early extinguishment of $22.5 million of the Company’s 6 1/2% Senior Notes due 2008 through open market purchases and $1.1 million in construction fee income. For the three months ended March 31, 2007 other income (expense) included recoveries of approximately $1.0 million of option deposits that were previously written off and $1.1 million in construction fee income. The Company continues to carefully evaluate each land purchase in its acquisition pipeline in light of weakened market conditions and any decision to abandon additional land purchase transactions could lead to further deposit and capitalized preacquisition cost write-offs.

	Three Months Ended March 31,
	2008	2007	% Change	% Change Same Store
Net new orders:
Southern California	285	428	(33%)	(43%)
Northern California	153	247	(38%)	(45%)

Total California	438	675	(35%)	(44%)

Arizona (1)	143	206	(31%)	(27%)
Texas (1)	157	261	(40%)	(56%)
Colorado	67	115	(42%)	(16%)
Nevada	13	15	(13%)	(35%)

Total Southwest	380	597	(36%)	(41%)

Florida	267	252	6%	4%
Carolinas	160	257	(38%)	(56%)

Total Southeast	427	509	(16%)	(27%)

Consolidated total	1,245	1,781	(30%)	(38%)

Unconsolidated joint ventures:
Southern California	34	73	(53%)	(53%)
Northern California	20	40	(50%)	(50%)
Illinois	(1)	6	(117%)	(133%)

Total unconsolidated joint ventures	53	119	(55%)	(53%)

Discontinued operations	70	159	(56%)	64%

Total (including joint ventures)	1,368	2,059	(34%)	(34%)

Average number of selling communities during the period:
Southern California	41	35	17%
Northern California	27	24	13%

Total California	68	59	15%

Arizona (1)	18	19	(5%)
Texas (1)	30	22	36%
Colorado	9	13	(31%)
Nevada	4	3	33%

Total Southwest	61	57	7%

Florida	46	45	2%
Carolinas	30	21	43%

Total Southeast	76	66	15%

Consolidated total	205	182	13%

Unconsolidated joint ventures:
Southern California	9	9	0%
Northern California	6	6	0%
Illinois	1	2	(50%)

Total unconsolidated joint ventures	16	17	(6%)

Discontinued operations	7	26	(73%)

Total (including joint ventures)	228	225	1%

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

Net new orders companywide (excluding joint ventures and discontinued operations) for the 2008 first quarter decreased 30% to 1,245 new homes. The Company’s consolidated cancellation rate for the 2008 first quarter was 24% compared to 24% in the 2007 first quarter and 37% in the 2007 fourth quarter. The Company’s cancellation rate as a percentage of beginning backlog for the 2008 first quarter was 31% compared to 23% in the year earlier period. This increase was primarily the result of the significant decline in our backlog levels. Our absolute sales absorption rates continue to reflect difficult housing conditions in most of our markets, resulting from reduced housing affordability, and the higher level of homes available for sale in the marketplace, including increasing levels of foreclosure properties. These conditions have been magnified by the tightening of available mortgage credit for homebuyers, including increased pricing for jumbo loans and the substantial reduction in availability of “Alt-A” mortgage products. All of these conditions have resulted in a declining home price environment which has contributed to an erosion of homebuyer confidence and a decrease in the pool of qualified buyers.

Net new orders in California (excluding joint ventures) for the 2008 first quarter decreased 35% from the 2007 first quarter on a 15% higher community count. Net new home orders were down 33% year-over-year in Southern California on a 17% higher average community count. The decrease was due to weaker overall housing demand and an increase in the cancellation rate to 27% in the 2008 first quarter, compared to 19% in the 2007 first quarter, but a decrease from the 41% 2007 fourth quarter cancellation rate. Net new orders were down 38% year-over-year in Northern California on a 13% higher community count. The Company’s cancellation rate in Northern California of 19% for the 2008 first quarter was up from 10% in the year earlier period but down meaningfully from the 38% cancellation rate experienced in the 2007 fourth quarter.

Net new orders in the Southwest for the 2008 first quarter were down 36% year-over-year. Net new home orders were down 31% in Arizona on a 5% lower average community count. The cancellation rate in Arizona was 26% in the 2008 first quarter, more in line with historical rates in this market, as compared to 35% in the year earlier period. In Texas, net new orders were down 40% on a 36% higher average community count reflecting weakening demand experienced in both the Dallas and Austin markets over the last several quarters. In Colorado, net new orders were down 42% on a 31% lower community count in what continues to be a challenging market. In Nevada, the housing market continues to remain sluggish and extremely competitive as demonstrated by the marginal level of new home orders generated from the Company’s Las Vegas division.

In the Southeast, net new orders (excluding joint ventures) decreased 16% during the 2008 first quarter from the year earlier period. Despite the 6% increase in net new orders in Florida during the 2008 first quarter, the Florida market continues to experience erosion in buyer demand and an increased level of available homes on the market. Our cancellation rate in Florida decreased to 19% for the 2008 first quarter, which was down substantially from 41% a year ago and down from 38% in the 2007 fourth quarter. Net new orders in the Carolinas were off 38% on a 43% higher community count as a result of a slowing in housing demand in these markets.

	At March 31,
	2008	2007	% Change
Backlog (in homes):
Southern California	300	376	(20%)
Northern California	137	189	(28%)

Total California	437	565	(23%)

Arizona (1)	182	455	(60%)
Texas (1)	279	460	(39%)
Colorado	144	186	(23%)
Nevada	21	21	0%

Total Southwest	626	1,122	(44%)

Florida	285	591	(52%)
Carolinas	140	267	(48%)

Total Southeast	425	858	(50%)

Consolidated total	1,488	2,545	(42%)

Unconsolidated joint ventures:
Southern California	51	143	(64%)
Northern California	22	60	(63%)
Illinois	4	12	(67%)

Total unconsolidated joint ventures	77	215	(64%)

Discontinued operations	27	167	(84%)

Total (including joint ventures)	1,592	2,927	(46%)

Backlog (estimated dollar value in thousands):
Southern California	$152,462	$277,517	(45%)
Northern California	59,114	99,148	(40%)

Total California	211,576	376,665	(44%)

Arizona (1)	43,848	150,601	(71%)
Texas (1)	86,484	118,534	(27%)
Colorado	52,273	71,537	(27%)
Nevada	5,805	7,304	(21%)

Total Southwest	188,410	347,976	(46%)

Florida	69,738	163,881	(57%)
Carolinas	35,826	62,335	(43%)

Total Southeast	105,564	226,216	(53%)

Consolidated total	505,550	950,857	(47%)

Unconsolidated joint ventures:
Southern California	43,983	80,275	(45%)
Northern California	13,732	41,775	(67%)
Illinois	4,996	8,539	(41%)

Total unconsolidated joint ventures	62,711	130,589	(52%)

Discontinued operations	5,631	32,462	(83%)

Total (including joint ventures)	$573,892	$1,113,908	(48%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

The dollar value of the Company’s backlog (excluding joint ventures and discontinued operations) decreased 47% from the year earlier period to $505.6 million at March 31, 2008, reflecting a slowdown in order activity and increased cancellation rates experienced during 2007, as well as a shorter average escrow period for home sales.

	At March 31,
	2008	2007	% Change
Building sites owned or controlled:
Southern California	6,984	13,037	(46%)
Northern California	4,298	6,147	(30%)

Total California	11,282	19,184	(41%)

Arizona (1)	2,758	7,496	(63%)
Texas (1)	3,132	4,627	(32%)
Colorado	726	1,117	(35%)
Nevada	2,369	3,027	(22%)

Total Southwest	8,985	16,267	(45%)

Florida	8,320	12,128	(31%)
Carolinas	3,117	3,942	(21%)
Illinois	62	167	(63%)

Total Southeast	11,499	16,237	(29%)

Discontinued operations	836	5,694	(85%)

Total (including joint ventures)	32,602	57,382	(43%)

Building sites owned	21,491	30,395	(29%)
Building sites optioned or subject to contract	4,621	8,122	(43%)
Joint venture lots	5,654	13,171	(57%)

Total continuing operations	31,766	51,688	(39%)
Discontinued operations	836	5,694	(85%)

Total (including joint ventures)	32,602	57,382	(43%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

Total building sites owned and controlled as of March 31, 2008 decreased 43% from the year earlier period, which reflects the Company’s efforts to generate cash, reduce its real estate inventories, and to better align its land supply with the current level of new housing demand. These efforts were furthered by the sale of approximately 10,000 lots since March 31, 2007, including the sale of substantially all of the Company’s Tucson and San Antonio assets, and its decision to abandon various land purchase and lot option contracts.

	At March 31,
	2008	2007	% Change
Completed and unsold homes:
Consolidated (1)	537	629	(15%)
Joint ventures (1)	33	25	32%

Total continuing operations	570	654	(13%)
Discontinued operations	19	142	(87%)

Total	589	796	(26%)

Spec homes under construction:
Consolidated (1)	969	946	2%
Joint ventures (1)	342	472	(28%)

Total continuing operations	1,311	1,418	(8%)
Discontinued operations	7	36	(81%)

Total	1,318	1,454	(9%)

Total homes under construction (including specs):
Consolidated (1)	2,118	2,848	(26%)
Joint ventures (1)	394	657	(40%)

Total continuing operations	2,512	3,505	(28%)
Discontinued operations	14	165	(92%)

Total	2,526	3,670	(31%)

(1)	Excludes the San Antonio and Tucson divisions, which are classified as discontinued operations.

The Company’s number of completed and unsold homes from continuing operations (excluding joint ventures) as of March 31, 2008 decreased 23% from December 31, 2007 to 537 homes, and decreased 15% from March 31, 2007 as a result of the Company’s efforts to move completed spec homes. The number of homes under construction from continuing operations (exclusive of joint ventures) as of March 31, 2008 decreased 26% from the year earlier period to 2,118 units in response to the Company’s increased focus on managing the level of its speculative inventory and its desire to better match new construction starts with lower sales volume.

Financial Services

In the 2008 first quarter, the Company’s financial services subsidiary generated pretax income of approximately $1.8 million compared to pretax income of $1.2 million in the year earlier period. The increase in profitability was driven primarily by an increase in margins (in basis points) on loans sold and was partially offset by a 42% lower level of loans sold during the 2008 first quarter and a $1.8 million increase in the loan loss reserve for loans held for sale and for investment. The decrease in loan sales was primarily the result of a decrease in the Company’s new home deliveries in the markets in which its financial services subsidiary operates.

The Company’s financial services subsidiary utilized two mortgage credit facilities to fund its operations during the three months ended March 31, 2008. The first facility, which matured on February 14, 2008, was not renewed. The second facility, which pursuant to the terms of an extension agreement matured on

May 1, 2008, was also not renewed. The subsidiary is now operating under a forbearance agreement with the second facility’s lenders that is designed to permit the subsidiary to pay the facility down in an orderly fashion as it completes the sale of the mortgage loans to which this facility’s outstanding borrowings relate. The Company is currently attempting to source a new mortgage credit facility for the financial services subsidiary. In the interim, the Company plans to finance the financial services subsidiary’s operations by brokering loans and through the use of internally generated funds.

For the 2008 first quarter, financial services joint venture income, which is derived from mortgage financing joint ventures with third party financial institutions operating in conjunction with the Company’s homebuilding divisions in the Carolinas, and Tampa, Florida, was down slightly to approximately $203,000. The lower level of joint venture income was due to the lower level of new homes delivered in 2008 as compared to the prior year period.

Income Taxes

As a result of the continued downturn in the housing market and the uncertainty as to its magnitude and length, the Company recorded a noncash valuation allowance of $83.7 million during the three months ended March 31, 2008 against the net deferred tax assets created during the 2008 first quarter in accordance with SFAS 109 resulting in a total valuation allowance of $264.2 million at March 31, 2008. To the extent that the Company generates eligible taxable income in the future to utilize the tax benefits of the related deferred tax assets, the Company will be able to reduce its effective tax rate by reducing the valuation allowance. Conversely, any future operating losses generated by the Company would likely increase the deferred tax valuation allowance and adversely impact our income tax provision.

Discontinued Operations

During the fourth quarter of 2007, the Company sold substantially all of its Tucson and San Antonio assets. The Company is actively marketing the remaining assets of these divisions for sale and it is the Company’s intention to have fully exited these markets within the next few quarters. The results of operations of the Company’s Tucson and San Antonio divisions have been classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and prior periods have been reclassified to conform with current year presentation.

Net losses from discontinued operations for the three months ended March 31, 2008 and 2007 were $1.2 million and $22.5 million, respectively. Discontinued operations included homebuilding revenues of $14.9 million and $47.2 million, respectively, and pretax losses of $1.9 million and $34.7 million, respectively, for the three months ended March 31, 2008 and 2007.

During the three months ended March 31, 2007, the Company recorded $33.4 million of inventory impairment charges and $524,000 of charges related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects related to our discontinued operations. The Company did not record any impairments related to its discontinued operations during the quarter ended March 31, 2008.

Earnings Conference Call

A conference call to discuss the Company’s 2008 first quarter will be held at 11:00 am Eastern Time today, Monday, May 12, 2008. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (888) 713-3594 (domestic) or (913) 312-0697 (international); Passcode: 3504714. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international); Passcode: 3504714.

About Standard Pacific

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 102,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the terms of and our ability to consummate the proposed Waiver Extension with our bank group; our intent to reduce expenses and overhead, preserve cash and focus on sales and delivering quality homes; the adequacy of the resources and alternatives available to fund the Company’s cash needs; the sufficiency of funds available to fund joint venture investment obligations; our intent to explore alternatives for reducing our joint venture investment obligations and enhancing our ability to make restricted payments; housing market conditions; our ability to obtain new sources of financing for our financial services subsidiary and our plan in the interim to finance this subsidiary through brokering loans and the use of internally generated funds; our evaluation of land purchases and the potential for further deposit and capitalized preacquisition cost write-offs; the potential impact of future earnings or losses on our deferred tax valuation allowance; the potential need for additional inventory impairment charges; and orders and backlog. Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; our significant amount of debt and the impact of restrictive covenants in our credit agreements, public notes, and private term loans and our ability to comply with their covenants; potential adverse market and lender reaction to our financial condition (including limitations on our ability to incur additional debt and make investments in joint ventures); a negative change in our credit rating or outlook; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to the Company’s mortgage banking operations, including hedging activities; future business decisions and the Company’s ability to successfully implement the Company’s operational and other strategies; litigation and warranty claims; and other risks discussed in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

Press Inquiries: The Abernathy MacGregor Group, (213) 630-6550: Alan Maltun (am@abmac.com) or Daniel Hilley (dch@abmac.com).

*	Excludes the Company’s unconsolidated joint ventures and the Company’s Tucson and San Antonio operations, which are included in discontinued operations.
**	Please see “Reconciliation of Non-GAAP Financial Measures” below.

###

(Note: Tables follow)

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007	% Change
	(Dollars in thousands, except per share amounts)
Homebuilding:
Home sale revenues	$345,988	$634,835	(45%)
Land sale revenues	2,255	16,255	(86%)

Total revenues	348,243	651,090	(47%)

Cost of home sales	(433,914)	(497,534)	(13%)
Cost of land sales	(31,495)	(56,124)	(44%)

Total cost of sales	(465,409)	(553,658)	(16%)

Gross margin	(117,166)	97,432	(220%)

Gross margin %	(33.6%)	15.0%

Selling, general and administrative expenses	(79,444)	(94,049)	(16%)
Loss from unconsolidated joint ventures	(20,568)	(39,149)	(47%)
Other income (expense)	555	3,262	(83%)

Homebuilding pretax loss	(216,623)	(32,504)	566%

Financial Services:
Revenues	6,241	5,577	12%
Expenses	(4,443)	(4,415)	1%
Income from unconsolidated joint ventures	203	259	(22%)
Other income	58	170	(66%)

Financial services pretax income	2,059	1,591	29%

Loss from continuing operations before taxes	(214,564)	(30,913)	594%
(Provision) benefit for income taxes	(684)	12,666	(105%)

Loss from continuing operations	(215,248)	(18,247)	1,080%
Loss from discontinued operations, net of income taxes	(1,191)	(22,544)	(95%)

Net loss	$(216,439)	$(40,791)	431%

Basic and diluted loss per share:
Continuing operations	$(3.32)	$(0.28)	1,086%
Discontinued operations	(0.02)	(0.35)	(94%)

Loss per share	$(3.34)	$(0.63)	430%

Weighted average common shares outstanding:
Basic and diluted	64,882,685	64,548,095	1%
Cash dividends per share	$—	$0.04	(100%)

SELECTED FINANCIAL DATA

	Three Months Ended March 31,
	2008	2007
	(Dollars in thousands)
Net income (loss)	$(216,439)	$(40,791)
Net cash provided by (used in) operating activities	$228,882	$156,606
Net cash provided by (used in) investing activities	$8,608	$(39,155)
Net cash provided by (used in) financing activities	$(128,173)	$(131,801)
Adjusted Homebuilding EBITDA(1)	$(6,487)	$90,931
Homebuilding SG&A as a percentage of homebuilding revenues	22.8%	14.4%
Homebuilding interest incurred	$30,406	$35,196
Homebuilding interest capitalized to inventories owned	$26,311	$32,133
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$4,095	$3,063
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	1.5x	4.0x

(1)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as one measure of the Company’s ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. For the three and twelve months ended March 31, 2008 and 2007, EBITDA from continuing and discontinued operations was calculated as follows:

	Three Months Ended March 31,		LTM Ended March 31,
	2008	2007	2008	2007
	(Dollars in thousands)
Net income (loss)	$(216,439)	$(40,791)	$(942,921)	$(11,855)
Add:
Cash distributions of income from unconsolidated joint ventures	357	6,838	10,235	56,001
Provision (benefit) for income taxes	—	(24,819)	(164,135)	(13,438)
Expensing of previously capitalized interest included in cost of sales	12,931	21,414	122,699	94,544
Impairment charges	172,290	85,618	967,570	413,650
Homebuilding depreciation and amortization	1,651	1,831	7,515	7,473
Amortization of stock-based compensation	4,156	3,004	21,302	13,396
Less:
Income (loss) from unconsolidated joint ventures	(20,365)	(38,998)	(180,041)	(48,122)
Income (loss) from financial services subsidiary	1,798	1,162	1,268	6,653

Adjusted Homebuilding EBITDA	$(6,487)	$90,931	$201,038	$601,240

The table set forth below reconciles net cash provided by (used in) operating activities, from continuing and discontinued operations, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended March 31,		LTM Ended March 31,
	2008	2007	2008	2007
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$228,882	$156,606	$727,834	$165,561
Add:
Provision for (benefit from) income taxes	—	(24,819)	(164,135)	(13,438)
Deferred tax valuation allowance	(83,746)	—	(264,226)	—
Expensing of previously capitalized interest included in cost of sales	12,931	21,414	122,699	94,544
Excess tax benefits from share-based payment arrangements	—	513	985	1,142
Gain on early extinguishment of debt	1,125	—	3,890	—
Less:
Income from financial services subsidiary	1,798	1,162	1,268	6,653
Depreciation and amortization from financial services subsidiary	207	142	768	577
Loss on sale of property and equipment	—	—	1,439	—
Net changes in operating assets and liabilities:
Trade and other receivables	3,577	(30,913)	(10,593)	(4,443)
Mortgage loans held for sale	(99,783)	(113,836)	(85,565)	25,114
Inventories-owned	36,486	(41,512)	(321,327)	130,455
Inventories-not owned	(55)	312	(10,816)	(56,070)
Deferred income taxes	60,849	24,590	172,000	157,818
Other assets	(219,991)	12,476	13,256	6,257
Accounts payable	28,057	28,548	12,614	26,698
Accrued liabilities	27,186	58,856	7,897	74,832

Adjusted Homebuilding EBITDA	$(6,487)	$90,931	$201,038	$601,240

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$328,792	$219,141
Trade and other receivables	32,998	28,599
Inventories:
Owned	1,913,923	2,059,235
Not owned	103,389	109,757
Investments in and advances to unconsolidated joint ventures	240,929	293,967
Deferred income taxes	121,098	143,995
Goodwill and other intangibles	35,572	35,597
Other assets	81,002	300,135

	2,857,703	3,190,426

Financial Services:
Cash and equivalents	12,079	12,413
Mortgage loans held for sale	55,557	155,340
Mortgage loans held for investment	8,606	10,973
Other assets	7,918	11,847

	84,160	190,573

Assets of discontinued operations	11,110	19,727

Total Assets	$2,952,973	$3,400,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$69,206	$95,190
Accrued liabilities	216,808	280,513
Liabilities from inventories not owned	40,417	43,007
Revolving credit facility	90,000	90,000
Trust deed and other notes payable	35,150	34,714
Senior notes payable	1,377,870	1,400,344
Senior subordinated notes payable	249,381	249,350

	2,078,832	2,193,118

Financial Services:
Accounts payable and other liabilities	3,660	5,023
Mortgage credit facilities	57,661	164,172

	61,321	169,195

Liabilities of discontinued operations	2,833	5,221

Total Liabilities	2,142,986	2,367,534

Minority Interests	36,452	38,201
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 72,808,691 and 72,689,595(1) shares outstanding, respectively	728	727
Additional paid-in capital	342,548	340,067
Retained earnings	450,441	666,880
Accumulated other comprehensive loss, net of tax	(20,182)	(12,683)

Total Stockholders’ Equity	773,535	994,991

Total Liabilities and Stockholders’ Equity	$2,952,973	$3,400,726

(1)	At March 31, 2008 and Dec. 31, 2007, shares outstanding include 7,839,809 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on Sept. 28, 2007.

BALANCE SHEET DATA

(Dollars in thousands, except per share amounts)

	At March 31,
	2008	2007
Stockholders’ equity per share (1)	$11.91	$26.59
Ratio of total debt to total book capitalization (2)	70.2%	54.7%
Ratio of adjusted net homebuilding debt to total book capitalization (3)	64.9%	52.8%
Ratio of total debt to LTM adjusted homebuilding EBITDA (2)	9.1x	3.5x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (3)	7.1x	3.2x
Homebuilding interest capitalized in inventories owned	$141,051	$140,453
Homebuilding interest capitalized as a percentage of inventories owned	7.4%	4.7%

(1)	At March 31, 2008, shares outstanding exclude 7,839,809 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007.
(2)	Total debt at March 31, 2008 and 2007 includes $57.7 million and $139.9 million, respectively, of indebtedness of the Company’s financial services subsidiary and $9.7 million and $13.4 million, respectively, of indebtedness included in liabilities from inventories not owned.
(3)	Adjusted net homebuilding debt excludes indebtedness included in liabilities from inventories not owned, indebtedness of the Company’s financial services subsidiary and additionally reflects the offset of cash and equivalents in excess of $5 million. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of the Company’s ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently. For purposes of the ratio of adjusted net homebuilding debt to total book capitalization, total book capitalization is adjusted net homebuilding debt plus stockholders’ equity. Adjusted net homebuilding debt is calculated as follows:

	At March 31,
	2008	2007
	(Dollars in thousands)
Total consolidated debt	$1,819,794	$2,075,249
Less:
Indebtedness included in liabilities from inventories not owned	9,732	13,405
Financial services indebtedness	57,661	139,898
Homebuilding cash in excess of $5 million	323,792	—

Adjusted net homebuilding debt	$1,428,609	$1,921,946

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES ***

The table set forth below reconciles the Company’s earnings (loss) for the three months ended March 31, 2008 and 2007 to earnings (loss) excluding the after-tax impairment and deferred tax asset valuation charges:

	Three Months Ended March 31, 2008
	Net Income (Loss)	Shares	EPS
	(Dollars in thousands, except per share amounts)
Net income (loss)	$(216,439)	64,882,685	$(3.34)
Impairment charges, after tax	117,908	64,882,685	1.82
Deferred tax asset valuation allowance	83,746	64,882,685	1.29

Net income (loss), as adjusted	$(14,785)		$(0.23)

	Three Months Ended March 31, 2007
	Net Income (Loss)	Shares	EPS
	(Dollars in thousands, except per share amounts)
Net income (loss)	$(40,791)	64,548,095	$(0.63)
Impairment charges, after tax	80,408	64,548,095	1.24

Net income (loss), as adjusted	$39,617		$0.61

The table set forth below reconciles the Company’s gross margin from home sales for the three months ended March 31, 2008 and 2007, excluding housing inventory impairment charges:

	Three Months Ended March 31,
	2008	Gross margin %	2007	Gross margin %
	(Dollars in thousands)
Home sale revenues	$345,988		$634,835
Cost of home sales	(433,914)		(497,534)

Gross margin from home sales	(87,926)	(25.4%)	137,301	21.6%
Add: Housing inventory impairment charges	140,659		11,954

Gross margin from home sales, as adjusted	$52,733	15.2%	$149,255	23.5%

The table set forth below reconciles the Company’s income (loss) from homebuilding and land development joint ventures for the three months ended March 31, 2008, excluding joint venture impairment charges:

	Three Months Ended March 31, 2008
	Homebuilding	Land Development	Total
	(Dollars in thousands)
Loss from joint ventures	$(20,049)	$(519)	$(20,568)
Joint venture inventory impairment charges	17,752	2,303	20,055

Income (loss) from joint ventures, as adjusted	$(2,297)	$1,784	$(513)

*** We believe that the measures described above which exclude the effect of impairment and tax valuation charges are useful to investors as they provide investors with a perspective on the underlying operating performance of the business by isolating the impact of charges related to inventory impairments, land deposit and capitalized preacquisition cost writeoffs for abandoned projects and the tax valuation allowance. However, it should be noted that such measures are not GAAP financial measures. Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.